EXHIBIT 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement, dated as of October 7, 2025 (this “Amendment”), amends certain terms and conditions of the Employment Agreement, dated effective July 27, 2021 (the “Original Employment Agreement”), between Tilray Brands, Inc. (the “Company”) and Irwin D. Simon (the “Executive”).   Capitalized terms used but not defined herein shall have the respective meanings set forth in the Original Employment Agreement.

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to the Original Employment Agreement, and desire to amend certain provisions therein on the terms set furth below.

NOW THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the sufficiency of such is hereby acknowledged, it is agreed as follows:

1.	Amendments to the Agreement. The Original Employment Agreement shall be amended as follows:
a.	Section 2.7 (Benefit Plans) is hereby deleted in its entirety and restated as follows:

“Executive shall participate in all employee retirement and welfare benefit plans made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans.  Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate. In order to give effect to the foregoing terms and conditions, effective June 1, 2025 and continuing during the Employment Term, the Company shall pay the Executive an after-tax amount equal to $5,000 per month in accordance with the Company’s payroll practice, after taking into account any required taxes and applicable withholdings, for the cost of such participation.”

b.	Section 2.10 (Car Allowance) is hereby amended and restated as follows:

“Effective as of June 1, 2025, the Company shall pay to Executive a car allowance equal to $2,000 per month (the “Allowance”) on an after-tax basis.”

2.

Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflict of law principles that would result in the application of the laws of any other jurisdiction.

3.

Miscellaneous.  This Amendment cannot be altered, amended, changed or modified in any respect without the written agreement of all of the parties hereto.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment.  Any reference in this letter agreement to “Dollars”, “dollars” or “$” shall be deemed to be a reference to lawful money of the United States of America.  Except as expressly provided herein, all of the terms and provisions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed by the parties. The amendments contained herein shall not be construed as a waiver or amendment of any other provision of any of the Agreements or for any purpose except as expressly set forth herein or as a consent to any further or future action on the part of the parties that would require the waiver or consent of either of the parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TILRAY BRANDS, INC.

By:  ______________________________

           Name:  Carl Merton

        Title:    Chief Financial Officer

__________________________________
Irwin D. Simon

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